NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Third Quarter Fiscal 2013 Results

Q3 Highlights

•
Net sales of $26.0 million decreased 3% over the prior year third quarter, mainly due to lower sales into material handling markets. On a sequential basis, Q3 net sales decreased nearly 4% over current year Q2 sales.

•
Q3 adjusted EBITDA (see reconciliation) totaled $3.5 million, or 13.4% of sales, compared to $4.0 million, or 15.0% of sales, for the same period last year. On a sequential basis, Q3 adjusted EBITDA increased 3% over current year Q2 adjusted EBITDA.

•	Cash balances totaled $21.1 million as of September 29, 2013. Liquidity remains strong despite Q3 cash contributions to pension plan assets of $7.7 million.

•
The Company’s pension obligation has declined during the first nine months of 2013 by nearly $40 million, from a combination of contributions to pension assets, rising interest rates, and positive asset returns. Current estimates of funding amounts and pension expense beyond 2013 are significantly lower than previously reported estimates (see Pension Update below).

Menomonee Falls, Wis., Nov. 6, 2013 -- Magnetek, Inc. (“Magnetek” or “the Company,” NASDAQ: MAG) today reported the results of its third quarter of fiscal year 2013, ended September 29, 2013.

Third Quarter Results

In the third quarter of fiscal 2013, Magnetek recorded revenue of $26.0 million, a 3% decrease from the third quarter of fiscal 2012. The decrease in sales from the prior year quarter was mainly due to sales declines of products for material handling and, to a lesser extent, elevator markets. The lower sales volume resulted in third quarter earnings from continuing operations decreasing to $.38 per diluted share compared to prior year earnings from continuing operations of $.51 per diluted share.
“Despite the modest decrease in total Company sales from last year’s third quarter, our gross margins exceeded 35%, and our continuing operations remained firmly profitable. In addition, third quarter adjusted EBITDA was more than 13% of sales, we generated healthy levels of cash, and we’ve made a great deal of progress reducing our pension obligation,” said Peter McCormick, Magnetek’s president and chief executive officer.

Gross profit amounted to $9.2 million (35.3% of sales) in the third quarter of 2013 versus $9.7 million (36.0% of sales) in the same period a year ago. The decrease in gross profit and gross margin was primarily due to lower sales volumes in the current year quarter.
Total operating expenses, consisting of research and development, pension expense, and selling, general and administrative costs, were $7.6 million in the third quarter of 2013, compared to $7.8 million in the third quarter of fiscal 2012. Compared to the prior year, the decrease in operating expenses was mainly due to lower research and development and pension expenses, partially offset by higher payroll-related costs, mainly in the sales and marketing area.
Income from continuing operations after provision for income taxes in the third quarter of fiscal 2013 was $1.3 million, or $.38 per diluted share, compared to after-tax income from continuing operations of $1.7 million, or $.51 per diluted share, in the same period last year.
Including the results of discontinued operations, the Company recorded net income of $.34 per diluted share in the third quarter of 2013 versus net income of $.46 per diluted share in the third quarter of fiscal 2012.
Unrestricted cash balances decreased by $3.8 million during the third quarter of fiscal 2013 to $20.8 million at September 29, 2013, reflecting pension contributions of $7.7 million to the Company’s defined benefit pension plan during the quarter.

Operations and Outlook

Total third quarter 2013 bookings were $25.4 million, resulting in a book-to-bill ratio for the quarter of 98%. Total Company order backlog was $12.0 million at September 29, 2013, down from $12.5 million at June 30, 2013.
“The level of business activity in certain of our markets is simply not as strong as it was last year, particularly in material handling, our largest served market. In addition, conditions in mining markets have been challenging for some time. However, we are encouraged by opportunities we see in other areas. For example, we continue to see growth in sales of our wireless radio products as this technology becomes more widely adopted,” said Mr. McCormick. “We’re currently expecting slow economic growth for the remainder of 2013 and into the first half of 2014. In anticipation of a continuing slow growth environment, we recently implemented a number of actions in terms of pricing, repositioning, and cost reductions during the third quarter to better assure acceptable levels of profit at current volume levels. We’ve also made improvements in our asset management throughout the year, and are generating sufficient cash to fund near-term growth initiatives and meet our pension obligations. We’re currently forecasting our operating results for the fourth quarter of 2013 to increase moderately from the results of the recently completed third quarter, mainly due to seasonal factors in served material handling markets,” continued Mr. McCormick.
“Mid- to longer-term, we continue to believe that we have great opportunity to enhance shareholder value through a combination of reliable profitability, consistently strong cash flow generation, and a reduction in our pension obligation. In fact, we’ve made tremendous progress improving the funded status of our pension plan, mainly from the sizable contributions we’ve made to plan assets for a number of years now. Since June of 2009, we’ve contributed more than $50 million to our pension assets, funded entirely by cash flow from operations. In addition, recent increasing interest rates have further reduced our obligation, which should favorably impact our cash flow, earnings, and shareholder value going forward,” concluded Mr. McCormick.

Pension Update

As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the number of participants and decreasing interest rates over the past several years, the Company’s annual pension expense and required minimum contributions to the pension plan have been significant.
The Company measures its pension annually, on the last day of its fiscal year, and adjusts the reported pension obligation per the balance sheet accordingly. In its Annual Report on Form 10-K for the fiscal year ended December 30, 2012, the Company reported that its pension obligation, as measured on that date, was approximately $102 million, estimated using a discount rate of 3.5%. The Company further reported at that time that its estimated future pension funding obligations totaled $92 million.
Through a combination of contributions to pension assets, interest rate increases, and positive returns on plan assets, the Company has made significant progress in reducing its pension obligation during the first nine months of 2013. During that time, interest rates used to measure pension liabilities have increased approximately 90 basis points, reducing the Company’s pension obligation by an estimated $17 to $18 million. During the same period, the Company’s pension assets increased by approximately $20 million, from $128 million at the end of December 2012 to $148 million at September 29, 2013. As a result, Company management estimates that the Company’s pension obligation has decreased by $38 million in the first nine months of 2013, to approximately $64 million as of September 29, 2013. Given the significantly lower pension obligation, the Company currently expects its pension expense for fiscal year 2014 to decrease to approximately $3.5 to $4.0 million from the current year expense of $6.4 million which, in turn, is expected to improve earnings by approximately $.75 to $.90 on a per share basis in fiscal year 2014.
From a funding standpoint, the Company contributed approximately $16 million to its pension plan during the first nine months of 2013, and expects to contribute an additional $4 million for the remainder of fiscal 2013. Future contributions beyond fiscal 2013 to achieve fully funded status are currently estimated at $48 million, a reduction of $44 million from the aggregate funding amounts estimated at the beginning of fiscal 2013.
The actual amount of future pension expense and contributions are subject to change and are dependent upon many factors, including returns on invested assets, the level of certain market interest rates, the discount rate used to determine pension obligations, voluntary contributions the Company may elect to make to the plan, and other potential regulatory actions.

Company Webcast

This morning, at 11:00 a.m. Eastern Standard Time, Magnetek management will host a conference call to discuss Magnetek’s third quarter 2013 results. The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for at least ninety days. A replay of the call also will be available through November 13, 2013, by phoning (630) 652-3042 (passcode #35785091).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements under the heading “Operations and Outlook” regarding the Company's anticipated financial results for its fiscal quarter ending December 29, 2013, and its 2013 and 2014 fiscal years, and under the heading “Pension Update” regarding pension expense and  pension funding requirements for the balance of fiscal 2013 and fiscal years beyond 2013.  Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions.  These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, and mining markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date on which it is made.  Except to the extent required under the federal securities laws, the Company does not intend to update or revise the forward-looking statements.

The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company’s cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company’s ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
	September 29,	September 30,	September 29,	September 30,
Results of Operations:	2013	2012	2013	2012
Net sales	$26,011	$26,863	$78,076	$84,589
Cost of sales	16,836	17,193	51,416	54,123
Gross profit	9,175	9,670	26,660	30,466
Operating expenses:
Research and development	828	1,016	2,535	2,961
Pension expense	1,560	1,675	4,680	5,025
Selling, general and administrative	5,242	5,088	15,621	15,598
Total operating expenses	7,630	7,779	22,836	23,584
Income from continuing operations before
provision for income taxes	1,545	1,891	3,824	6,882
Provision for income taxes	262	231	803	774
Income from continuing operations	1,283	1,660	3,021	6,108
Income (loss) from discontinued operations	(161)	(159)	(262)	5,493
Net income	$1,122	$1,501	$2,759	$11,601

Earnings per common share - basic:
Income from continuing operations	$0.40	$0.52	$0.94	$1.93
Income (loss) from discontinued operations	$(0.05)	$(0.05)	$(0.08)	$1.73
Net income per common share	$0.35	$0.47	$0.86	$3.66

Earnings per common share - diluted:
Income from continuing operations	$0.38	$0.51	$0.91	$1.87
Income (loss) from discontinued operations	$(0.04)	$(0.05)	$(0.08)	$1.68
Net income per common share	$0.34	$0.46	$0.83	$3.55

Weighted average shares outstanding:
Basic	3,237	3,174	3,224	3,168
Diluted	3,335	3,255	3,319	3,263

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	September 29,	September 30,	September 29,	September 30,
	2013	2012	2013	2012
Operating income (GAAP)	$1,545	$1,891	$3,824	$6,882
As a percent of sales	5.9%	7%	4.9%	8.1%
Add: pension expense	1,560	1,675	4,680	5,025
Adjusted operating income (non-GAAP)	$3,105	$3,566	$8,504	$11,907
As a percent of sales	11.9%	13.3%	10.9%	14.1%
Add: depreciation and amortization	192	228	569	689
Add: stock compensation expense	201	231	507	630
Adjusted EBITDA (non-GAAP)	$3,498	$4,025	$9,580	$13,226
As a percent of sales	13.4%	15.0%	12.3%	15.6%

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	September 29,	September 30,	September 29,	September 30,
Other Data:	2013	2012	2013	2012
Depreciation expense	$179	$215	$529	$649
Amortization expense	13	13	40	40
Capital expenditures	160	117	353	731

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	September 29,	December 30,
	2013	2012
	(unaudited)
Cash	$20,807	$28,706
Restricted cash	262	262
Accounts receivable	15,225	15,833
Inventories	13,419	14,868
Prepaid and other current assets	718	710
Total current assets	50,431	60,379

Property, plant & equipment, net	2,676	2,855
Goodwill	30,457	30,485
Other assets	4,412	5,096

Total assets	$87,976	$98,815

Accounts payable	$10,318	$11,954
Accrued liabilities	4,372	6,097
Total current liabilities	14,690	18,051

Pension benefit obligations, net	84,533	102,340
Other long-term obligations	1,019	1,095
Deferred income taxes	8,895	8,204
Total liabilities	109,137	129,690

Common stock	32	32
Paid in capital in excess of par value	142,259	141,725
Retained earnings	16,715	13,956
Accumulated other comprehensive loss	(180,167)	(186,588)
Total stockholders' deficit	(21,161)	(30,875)

Total liabilities and stockholders' deficit	$87,976	$98,815